CONSULTING AGREEMENT

October 7, 2010

(“Agreement”)

DATED FOR REFRENCE October 7, 2010

Between:	LAKE VICTORIA MINING COMPANY, INC., a corporation existing pursuant to the laws of the State of Nevada with an address at 1781 Larkspur Drive Golden, CO 80401

(herein the “Company)
Of The First Part

And:	MISAC NOUBAR NABIGHIAN, a/k/a Misac Nabighian
42 Falcon Hills Drive
Highlands Ranch, CO. 80126-2901

(herein “Consultant”)

Whereas:

R.1	The Consultant is a an experienced and distinguished geophysicist with substantial expertise in both geophysical data processing and geophysical data interpretation.

R.2	The Company is actively involved in the acquisition and exploration of mining properties currently in Tanzania.

R.3	The Company has agreed to retain the Consultant and the Consultant has agreed to advise the Company on the terms hereinafter agreed to.

NOW THEREFORE in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby covenant and agree as follows:

1.0	Recitals

1.1	The above recitals are true and correct and form part of this Agreement.

2.0	DEFINITIONS

“Commencement of Commercial Production” means the plant servicing the Property has operated at 60% of operating capacity for 60 consecutive days, scheduled maintenance excluded.

“$” means the currency of the United States of America

“Joint Venture Property” means a property which is not in commercial production, which is or becomes subject to an option/joint venture agreement or a sale/joint venture agreement as to a portion of the property.

“Net Proceeds” means the gross proceeds for the sale of the Property or any interest or right of the Company in the Property, minus 100% of all costs, management, professional and third party fees, disbursements and expenses incurred by the Company to acquire, develop, explore and sell a Property.

“Producing Property” means a Property that the Company has put into Commercial Production.

“Property” means a resource property in which the Company has a beneficial interest and/or rights.

“Services” means the providing by the Consultant of geophysical data processing, geophysical data interpretation and any other contribution by the Consultant to the benefit and furtherance of the business objectives of the Company.

3.0                 ENGAGEMENT

3.1                  The Company hereby engages the Consultant to act as an advisor with respect to the Company’s Properties primarily in Tanzania, but, including other jurisdictions, on geophysical matters including geophysical data processing and geophysical data interpretation, (the “Services”) and the Consultant hereby accepts such engagement, all pursuant to the terms and conditions of this Agreement. The Consultant shall provide the Services subject to the ultimate direction and control of the Company, as expressed through its president or any other officer or director that the Company’s board of directors may delegate such responsibility to.

3.2                  The Company is not obligated to submit a Property to the Consultant for review. The Compensation to the Consultant described on 4.0 – 4.4.2 will be limited to Property, Joint Venture Property and Producing Property that the services of the Consultant has been engaged as described under 3.1 and will include all of the properties or projects he has already worked on and which are listed in Schedule A of this agreement and any additional properties, from time to time, that may be added and that the Company desires the Consultant to review and work on.

4.0                  COMPENSATION TO THE CONSULTANT

4.1                  In consideration for the Services to be provided by the Consultant, the Company agrees to pay all of Consultant’s expenses and costs regarding his providing of Services under the terms of this Agreement, including, without limiting the generality of the foregoing, the cost of supplies, equipment, hotel and travel expenses, provided the Consultant provides invoices and receipts for same. Specifically, the Consultant shall in addition also receive the following compensation:

4.1.1	the grant of 120,000 share options exercisable at a price of US$0.29 per share in the share capital of the Company.

4.1.2

In the event the Company sells its interest in the Property, Joint Venture Property or a Producing Property, the Consultant shall receive 0.5% of the Net Proceeds received by the Company and the Consultant will be deemed to have relinquished all of his interests in the Property, and without limiting the generality of the foregoing will not have a right to any of the royalties described in 4.1.3 below . “Net Proceeds” is defined in Exhibit A, which is by reference part of this Agreement.

4.1.3	Producing Property: varying royalties as follows:

	4.1.3.1	US$1.00 per ounce of gold produced or 0.25% of Net Smelter Returns whichever is the greater.

	4.1.3.2	0.25% of Net Smelter Returns for all other commercial production.

	4.1.3.3	“Net Smelter Returns” is defined in Exhibit B, which is by reference part of this Agreement.

4.2                  Any proposed budget exceeding US$1,000 must be pre-approved by the Company.

4.3                  Reimbursement to the Consultant shall be within five business days of the Consultant’s submission of a record of expenses and costs accompanied by invoices and or receipts.

4.4                  Payment of royalties to the Consultant shall be made quarterly within 45 days after the end of each fiscal quarter of the Company and shall be accompanied by unaudited financial statements describing the calculation of the royalty. Within 90 days after the end of each fiscal year of the Company in which royalties are payable to the Consultant, the records relating to the calculation of the royalties for such year shall be audited by the Company’s external independent auditor and any resulting adjustments in the payment of royalties payable to the Consultant shall be made forthwith. A copy of the said auditor’s report and accompanying financial information shall be delivered to the Consultant within 30 days of the end of such 90-day period.

4.4.1

Each annual audit shall be final and not subject to adjustment unless the Consultant delivers to the Company written exceptions in reasonable detail within six months after the Consultant receives the report. The Consultant, or its representative duly authorized in writing, at its expense, shall have the right to audit the books and records of the Company related to royalties to determine the accuracy of the report, but shall not have access to any other books and records of the Company. The audit shall be conducted by a chartered or certified public accountant of recognized standing. The Company shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of the Consultant’s report shall be delivered to the Company upon completion, and any discrepancy between the amount actually paid by the Company and the amount which should have been paid according to the Consultant’s report shall be paid forthwith, one party to the other. In the event that the said discrepancy is to the detriment of the Consultant and exceeds 2% of the amount actually paid by the Company, then the Company shall pay the entire cost of the audit.

4.4.2

No error in accounting or in interpretation of this Agreement shall be the basis for a claim of breach of fiduciary duty, or the like, or give rise to a claim for exemplary or punitive damages by the Consultant against the Company.

5.0                  TRANSFER OF A PRODUCING PROPERTY

5.1                  The Company may at any time sell, transfer, assign or otherwise dispose of all or any portion of its interest in a Producing Property provided that it fulfills the obligations set forth in 4.1.2

5.2                  No assignment by the Company of any interest to an unaffiliated person less than its entire interest in a Producing Property shall, as between the parties hereto, discharge it from any of its obligations hereunder, but upon the transfer by the Company of its entire interest in a Producing Property, at the time held by it in this Agreement, whether to one or more transferees and whether in one or in a number of successive transfers, the Company shall be deemed to be discharged from all obligations hereunder save and except for the payment of the Royalties for a Producing Property accrued and due prior to the date on which the Company shall have no further interest in the Producing Property.

6.0                  CONSULTANT REPORTING

6.1                  The Consultant will report directly to the Chief Geologist and President and the Company reserves the right to assign another qualified person to replace the Chief Geologist and will work directly with them to provide geophysical interpretation for each project area by using all available geological, geochemical, geophysical and drilling data.

6.2                  The Consultant shall be available for information purposes to assist the company in presenting the potential of properties to potential Joint Venture partners. If required, the Consultant shall provide written reports to the Company for any Property in an exploration or development stage or for property(s) under Company consideration for acquisition.

7.0                  CONFIDENTIALITY OF INFORMATION

7.1                  Each of the parties hereto mutually acknowledges and agrees that the materials and information shared between the parties in the course of performance of this Agreement (the "Confidential Information") is confidential and proprietary in nature, except as specifically excluded herein. “Confidential Information” means any information, in whatever form or media, in the possession or control of the Company or its subsidiaries, which is owned by the Company or its subsidiaries or a third party with whom the Company or its subsidiaries has a business relationship, and which is not generally known to the public and has been specifically identified as confidential or proprietary, or its nature is such that it would generally be considered confidential in the industry in which the Company and its subsidiaries operate, or which the Company or its subsidiaries is obligated to treat as confidential or proprietary, the confidential status of which has been disclosed to the Consultant.

7.2                  The parties agree that the following information is excluded from the definition of Confidential Information contained herein: (i) information that is already known to the receiving party at the time it is obtained from the disclosing party and not subject to a confidentiality obligation, (ii) information that is or becomes publicly known through no wrongful act of the receiving party, (iii) information that is rightfully received by a receiving party from a third party without restriction and without breach of this Agreement, (iv) information that is independently developed by the party without use of Confidential Information and (v) information in the public domain. A recipient may disclose Confidential Information pursuant to a court order or other legal process or similar government directive, provided that the recipient, unless prohibited by law, has a reasonable amount of time to notify the disclosing party so as to enable the disclosing party to oppose such order or directive.

7.3                  Each of the parties agrees to hold the Confidential Information in confidence and agrees not to disclose or otherwise make use of the Confidential Information except as required to perform its obligations pursuant to this Agreement. Each party agrees to treat all Confidential Information disclosed pursuant to this Agreement according to the same standard of care to protect such Confidential Information from intentional or inadvertent disclosure to unauthorized parties as used by such party to protect its own confidential or proprietary information.

7.4                  The Consultant shall not, directly or indirectly, use or disclose any Confidential Information, without the prior written consent of the Company. The restriction on disclosure contained in this Section 7 shall not extend to disclosure of Confidential Information to the Company’s directors, officers, legal advisors or to disclosure of Confidential Information required by law or by a regulatory authority having jurisdiction over the Company.

7.5                  The Consultant agrees that all documents and other works created by the Consultant during the term of this Agreement in connection with the Services are Confidential Information and the property of the Company. Upon the termination of this Agreement, the Consultant shall return to the Company all Confidential Information and destroy any duplicate Confidential Information in the Consultant’s possession or control.

7.6                  The parties agree that in the event of the breach or threatened breach of this Section by the receiving party, the disclosing party may have no adequate damages or other remedy at law, and shall be entitled to equitable relief, including injunctive relief. Notwithstanding the foregoing, no action taken by a disclosing party against a receiving party pursuant hereto shall operate as an election of remedies or as a waiver of any other rights at law or in equity of such disclosing party.

7.7                  The terms set forth in this Section shall survive the termination or expiration of this Agreement.

8.0.                 EXCLUSIVITY AND RELATIONSHIP

8.1                  The Company acknowledges that the covenants set forth in this Agreement shall not in any way preclude the Consultant from engaging in a lawful profession, trade or business of any kind or from becoming gainfully employed or retained, and furthermore, that during the term of this Agreement, the Company agrees that the Consultant is not bound exclusively to the Company, and may provide comparable services to other public or private companies of the Consultant's choice.

8.2                  The Company and the Consultant acknowledge that this Agreement shall not be construed so as to grant to the Consultant the power, authority or discretion to manage, or supervise the management of, the affairs and business of the Company.

9.0.                  TERM AND TERMINATION

9.1                  This Agreement will have an initial term of 36 months expiring October 7, 2013 and may be renewed at the option of the Company by giving 30 days written notice prior to the expiry of the initial term (the “Term”). Any earlier unilateral termination of this Agreement by the Company shall require the immediately payout to the Consultant prior to the termination of the balance of monies due pursuant to Section 4.1 of this Agreement regarding reimbursement of expenses to the Consultant and the delivery of a deed or other legal instrument that transfers to the Consultant a vested interest and rights in any and all Properties.

9.2                  Subject to and specifically on the condition of the obligations described in Sections 4 and 9.1, this Agreement may be terminated by either party on two week’s notice, provided however that in the event of breach of contract by a party, the other party may provide a notice of immediate termination.

9.3                  If this Agreement is terminated prior to completion of the Initial Term pursuant to 9.2 herein, the parties shall settle out all payments due as at the date of termination as soon as reasonable possible.

10.0                COMPANY REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1                 The Company represents and warrants as follows, effective as of the date hereof and at all times throughout the duration of this Agreement:

10.1.1

the Company is duly incorporated, organized and validly exists as a corporation in good standing under the laws of the jurisdictions in which it was incorporated and is registered and has the full corporate power and capacity to conduct its business and to enter into and perform all of its obligations under this Agreement;

10.1.2	this Agreement has been duly authorized by all necessary corporate action and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms;

10.1.3

all information provided and to be provided to the Consultant by the Company is and shall be complete and accurate in all material respects and does not and shall not omit to state any material fact necessary so that the statements made, in light of the circumstances under which they are made, are not or shall not be misleading.

11.0                  NOTICES

11.1                  All notices or other communications (“Notices”) required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered properly given or made if personally delivered to the addressee or sent by facsimile transmission to the addressee and:

(i) a Notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day; and (ii) a Notice sent by Registered Mail shall be deemed to be given and received on the first Business Day following the day on which it is delivered; and (iii) a Notice which is sent by facsimile transmission shall be deemed to be given and received on the first Business Day following the day on which it is sent; and (iv) Notice may be given to either party by sending it through the post in prepaid mail or delivered to the party for whom it is intended, at the principal address of such party provided herein or at such other address as may be given in writing by such party to the other, and any notice if posted shall be deemed to have been given at the expiration of three business days after posting and if delivered, on delivery.

11.2                  All notices which may or are required to be given pursuant to any provisions of this Agreement shall be given or made in writing as follows:

11.2.1 in the case of the Company:

Lake Victoria Mining Company, Inc.
1781 Larkspur Drive
Golden, CO 80401 USA
Attention: David Kalenuik, President
Tel No.: (303) 586-1390
E-mail: dkalenuik@gmail.com

11.2.2 in the case of the Consultant:

Misac Noubar Nabighian
42 Falcon Hills Drive
Highlands Ranch, CO. 80126-2901
Tel: (303) 791-1929
Fax: (303) 471-1927
E-mail: mnabighian@gmail.com

11.3                  The Parties may change their respective addresses for notices by notice given in the manner set out in this Section 11. Any such notice or other communication shall be in writing and, unless delivered personally to the addressee, or to a responsible officer of the addressee, as applicable, shall be given by facsimile and shall be deemed to have been given when: (i) in the case of a notice delivered personally to the addressee, or to a responsible officer of the addressee, as applicable, when so delivered; and (ii) in the case of a notice delivered or given by facsimile, on the first business day following the day on which it is sent.

12.0                 MISCELLANEOUS

12.1                  Legal Venue: This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado and the United States of America. The parties hereto irrevocably consent to the exclusive jurisdiction of the courts of the United States and hereby agree that any disputes or claims arising hereunder may be brought before, and adjudicated by, the courts of the State of Colorado and all objections to such venue in such court being irrevocably waived hereby.

12.2                  Affiliate: Any reference herein to an “affiliate” of a person or company shall include any majority owned subsidiary of such person or company, or any other person or company who controls, is controlled by, or is under common control of, in each case directly or indirectly, such person or company.

12.3                  Effective Date: The effective date of this Agreement shall be as of the date and year first above written.

12.4                  Entire Agreement: This Agreement, when executed, constitutes the entire, final, complete and exclusive agreement between the parties and supersedes any prior negotiations, understanding or agreements, whether oral or in writing, concerning the subject matter hereof. This Agreement may not in any way be modified, changed or amended, except by a written instrument duly executed by the parties hereto, which states that it is an amendment to this Agreement.

12.5                  Waiver: Any waiver by either party of any default or breach of this Agreement must be in writing and signed by the party against whom enforcement is sought, and shall not constitute a waiver of any other or subsequent default or breach.

12.6                  Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of the Company will bind and inure to the benefit of the respective successors and assigns of the Company whether so expressed or not. The Company may assign this Agreement or any right or obligation hereunder without the other party’s prior written consent. As this Agreement is a personal services agreement, this Agreement may not be assigned by the Consultant, except for the assignment of the royalties.

12.7                  Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts when taken together will constitute one and the same Agreement.

12.8                  Expenses. Each party shall pay all costs and expenses associated with discharging its performance under this Agreement.

12.9                  Severance. The Company and the Consultant hereby expressly agree that it is not the intention of either party to violate any public policy, statutory or common law, and that if any sentence, paragraph, section, clause, or combination of the same is in violation of the law of any jurisdiction where applicable, such sentence, paragraph, section, clause or combination of the same alone shall be void in the jurisdiction where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding upon the parties hereto. The parties further acknowledge that it is their intention that the provisions of this Agreement be binding only to the extent that they may be lawful under existing applicable laws, and in the event that any provision of this Agreement is determined by a court of law to be overly broad or unenforceable, the valid provisions shall remain in full force and effect.

12.10                  Independent Contractor. The Consultant is an independent contractor and is not an employee, agent, partner or joint venturer of the Company. The Consultant shall not have the right, nor shall he attempt, to bind the Company, whether directly or indirectly, to any agreement with a third party or to incur any obligation or liability on behalf of the Company, whether directly or indirectly.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to enter into this Agreement as of the Effective Date.

The signature of

LAKE VICTORIA MINING COMPANY, INC.
was affixed hereto by its authorized signatory:

by: /s/ David Kalenuik
David Kalenuik, President

The signature of Misac Noubar Nabighian
was affixed hereto in the presence of:

/s/ Misac Noubar Nabighian
Witness signature		Misac Noubar Nabighian

Witness name (printed)

Address

Telephone	Email

Schedule A
List of Properties/Projects already worked on

1.	Kinyambwiga: All PL and PMLs under agreement as of this agreement date

2.	Kalemela: All PL and PMLs under agreement as of this agreement date

3.	Geita: All PL and PMLs under agreement as of this agreement date

4.	Singida: All PL and PMLs under agreement as of this agreement date

5.	Uranium properties (4 blocks) in SW Tanzania: All PL and PMLs under agreement as of this agreement date

6.	Uyowa: All PL and PMLs under agreement as of this agreement date

7.	Nyanza: All PL and PMLs under agreement as of this agreement date

8.	Mara: All PL and PMLs under agreement as of this agreement date

All of the above properties include their subsequent new PLs and PMLs resulting from new applications on the same area that are beneficially the same license(s)

EXHIBIT A

To the Consulting Agreement Between
Lake Victoria Mining Company, Inc.
and
Misac Noubar Nabighian dated October 7, 2010.

NET PROCEEDS INTEREST

1.	Interpretation

	a.	Where used herein:

		i.	“Agreement” means the Agreement to which this Annex is attached, including any amendment thereto or renewals or extensions thereof;

		ii.	“Holder” means the person or persons that are from time to time entitled to be paid a NPI hereunder;

		iii.	“Owner” means the party or parties to the Agreement with Shareholdings in Lake Victoria Mining Company, Inc.;

		iv.	“Prime Rate” means the interest rate quoted as “Prime” in the Wall Street Journal, in its regular daily edition, as said rate may change from day to day;

		v.	“Property” means the Property as designated pursuant to the Agreement described in Annex A;

		vi.	“NPI” means the percentage share of Net Proceeds payable pursuant to a Net Proceeds Interest under the Agreement; and

		vii.	All other defined terms used in this Exhibit A that are not defined herein have the meanings ascribed thereto in the Agreement.

2.	Net Proceeds

	a.	For the purpose of the Agreement, “Net Proceeds” will mean that amount by which Revenues exceed Costs (both as defined herein).

If Costs exceed Revenues in any calendar year the excess Costs will be carried forward into the next calendar years.

	b.	For the purpose of computing Net Proceeds:

i.

“Revenues” will mean the total proceeds, calculated at the point of sale, derived from the sale of ore, minerals or other products extracted from the Property, plus any miscellaneous proceeds (including all net amounts received from the sale of plant, machinery, equipment or other assets prior to the cessation of operations, any insurance proceeds not used for the replacement or repair of lost or damaged assets, compensation for expropriated properties, government grants; and

ii.

“Costs” will mean all expenditures, whether current or capital, incurred by or on behalf of Owner on or in connection with the Property and related to the exploration, development, and placing of the Property into commercial production, and all operating, mining, milling, smelting, refining, marketing and transportation costs, including, without limitation:

A.

taxes (other than income taxes, except as provided in Clause 4 hereof), royalties (other than the NPI) and other like charges necessary to maintain the Property in good standing or otherwise imposed, charged or levied upon the Property or any production therefrom;

B.	all monies required for the purchase, installation or construction of buildings, machinery and equipment;

C.

interest on money borrowed for one or more of the above enumerated purposes by the Participants in existence at the time of a payment of the NPI being made, at such rate as is actually charged to or incurred by such Parties in borrowing such money, where the Property is charged to the lender as security for the money borrowed or where the money is borrowed or provided by such Party without specific recourse to the Property as security, at a rate per annum equal to the Prime Rate plus two (2%) percent;

D.	the Operator’s charges for unallocated overhead expenses as permitted in the Agreement;

E.	a reasonable amount of funds set aside to cover reclamation costs and other costs associated with a permanent shut-down of the mining facilities;

F.

all salaries, remuneration and fringe benefits, costs of all consultants, shipping expenses, legal expenses, incorporation expenses, and costs associated with a temporary or permanent shut-down of the mining facilities (to the extent not already provided for in clause E. hereof);

G.	all royalty and other payments made to the Underlying Vendors pursuant to the Underlying Agreement; and

H.

all other charges and expenses usually made or incurred for a like operation and accounted for in accordance with generally accepted accounting principles and including, without limitation and without duplication, all expenditures and operating costs incurred under the Agreement.

iii.	For greater certainty, in determining Costs hereunder, outlays of a capital nature will not be amortized.

3.	Calculation and Payment of NPI

	a.	The NPI will be:

		i.	calculated and paid on a quarterly basis within forty-five (45) days after the end of each quarter of the calendar year, based on the Net Proceeds for such quarter;

ii.

calculated by the Operator if it is the sole Participant, or if there is more than one Participant, by each Participant as to its respective share of NPI and each Participant and the Operator will keep separate accounts relating to its respective operations related to the Property; and

b.	The NPI will be payable by each Participant responsible for such as follows:

i.

each payment of NPI will be accompanied by an unaudited statement indicating the calculation of the NPI hereunder in reasonable detail and the Holder will receive, within three (3) months of the end of each calendar year, an annual summary unaudited statement (an “Annual Statement”) showing in reasonable detail the calculation of the NPI for the last completed calendar year and showing all credits and deductions added to or deducted from the amount due to the Holder;

ii.

the Holder will have ninety (90) days from the time of receipt of the Annual Statement to question the accuracy thereof in writing and, failing such objection, the Annual Statement will be deemed to be correct and unimpeachable thereafter;

iii.

if the Annual Statement is questioned by the Holder, and if such questions cannot be resolved between the Holder and the Operator or Participant that prepared the Annual Statement, as the case may be, the Holder will have twelve (12) months from the time of receipt of the Annual Statement to have such audited, which will initially be at the expense of the Holder;

iv.

the audited Annual statement will be final and determinative of the calculation of the NPI for the audited period and will be binding in the Holder and the party that prepared the Annual Statement and any overpayment of NPI will be deducted from future payments of NPI and any underpayment of NPI will be paid to the Holder forthwith;

v.

the costs of the audit will be borne by the Holder if the Annual Statement overstated the NPI or understated the NPI payable by no more than one (2%) percent and will be borne by the party that prepared the Annual Statement if such statement understated the NPI payable by greater than one (3%) percent. If the party that prepared the Annual Statement is obligated to pay for the audit, it will forthwith reimburse the Holder for any of the audit costs which it has paid; and

vi.

the Holder will be entitled to examine, on reasonable notice and during normal business hours, such books and records as are reasonably necessary to verify the payment of the NPI to it from time to time, provided however that such examination will not unreasonably interfere with or hinder the Operator’s or Owner’s operations or procedures.

4.	Segregation of Property

The determination of Net Proceeds hereunder is based on the premise that production will be developed solely on the Property. Other mining properties may be incorporated with the Property into a single mining project and the ores or concentrates pertaining to each may be blended at the time of mining processing or at any time thereafter, provided however, that the respective mining properties (including the Property) will bear and have allocated to them their proportionate part of expenditures relating to the bringing of such single mining project into commercial production and thereafter operating the same and will have allocated to them the proportionate part of the revenues realized from such single operation, all as determined in accordance with generally accepted accounting principles and from records maintained by the Operator. The Holder will have the right, during reasonable business hours and upon prior notice to the Operator and participants, to enter upon the mining properties and to inspect the plant and procedures followed with respect to allocations made under this Clause provided that such entry will be at the sole risk and cost of the Holder. If the parties disagree on the allocation of actual proceeds received and deduction therefrom, such will be referred to arbitration in accordance with the terms of the Agreement.

5.	Trading Activities

The Owner may but need not engage in Trading Activities which may involve the possible delivery of base or precious metals mined from the Property. The parties acknowledge and agree that the Holder shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Owner’s Trading Activities. If base or precious metals produced from the Property are actually delivered pursuant to such Trading Activities, the price of which such metals shall be deemed to have been sold shall be “COMEX” price, first position, for such metals as quoted by Metals Week (“Handy & Harman NY”), or an authoritative successor publication agreed upon by the Owner and the Holder, for the day on which such metal was delivered pursuant to such Trading Activities.

EXHIBIT B

To that Consulting Agreement Between
Lake Victoria Mining Company, Inc.
and
Misac Noubar Nabighian dated October 7, 2010.

NET SMELTER RETURNS PRODUCTION ROYALTY

ARTICLE 1

DEFINITION OF NET SMELTER RETURNS PRODUCTION ROYALTY

1.1

Net Smelter Returns. The term "Net Smelter Returns" ("NSR") as used in this Agreement shall mean the net proceeds received by the Company from the sale of minerals from a Property after deductions for all of the following:

(a)

Custom smelting costs, treatment charges and penalties including, but without being limited to, metal losses, penalties for impurities and charges or deductions for refining, selling, transportation from smelter to refinery and from refinery to market; provided, however, in the case of heap or dump leaching operations, all processing and recovery costs incurred by the Company beyond the point at which the metal being treated is in solution shall be considered as treatment charges (it being agreed and understood, however, that such processing and recovery costs shall not include the cost of mining, crushing, dump preparation, distribution of leach solutions or other mining and preparation costs up to the point at which the metal goes into solution);

	(b)	Cost of transporting mineral product from the concentrator to a smelter, refiner or other place of treatment; and

	(c)	Federal production royalties, production taxes, severance taxes and sales, privilege and other taxes measured by production or the value of production.

1.2	Sales Price. The NSR will be based upon the Sales Price of the specific metals and commodities as defined below:

(a)

Refined silver (silver meeting the specifications established for the New York Silver Price published by Handy & Harman) shall be deemed to have been sold during the month when it is produced, and the Sales Price thereof shall be deemed to be an amount calculated by multiplying the number of produced ounces by the average during the same month of the New York Silver spot price quotations published by Handy & Harman for one ounce of refined silver;

(b)

In the case of any minerals other than silver, Sales Price means the amount calculated by multiplying the number of units of the refined metal or other mineral product produced during any month by the average of the daily spot prices during the same month as quoted by the London Metals Exchange for one unit of that refined metal or mineral product; and

EXHIBIT B

To that Consulting Agreement Between
Lake Victoria Mining Company, Inc.
and
Misac Noubar Nabighian dated October 7, 2010.

(d)

Sales Price shall be determined as set forth in subparts (a), (b) and (c) above, irrespective of any actual arrangements for the sale or other disposition of minerals by the Company, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection or speculative arrangements involving the possible delivery of gold, silver or other minerals from a Property. If, for any reason, published prices for minerals produced from a Property are not available from the sources set forth above, the parties shall select such other published commodity exchange, producer, trade publication or other listing as will fairly reflect the spot price at which sales of such commodities are being effected at the time of sale by the Company.

ARTICLE 2

PAYMENT PROCEDURES

2.1	Definitions. Words and terms defined in this Agreement to which this Exhibit C is attached, shall have the same meaning for purposes of this Exhibit C.

2.2

Computation of Royalty. Each time that minerals mined from a Property are sold by the Company, the Company shall calculate the Net Smelter Returns ("NSR") realized by the Company in connection with the sale. The NSR so calculated shall then be multiplied by .25%. Then the Company shall pay the Consultant the resulting amount. The Consultant shall have no right whatsoever to take minerals or royalty "in kind."

2.3

Treatment and Sale. The Company shall have the right (but not the obligation) to concentrate, mill, smelt, refine, upgrade or otherwise process or beneficiate minerals mined from one particular Property, at locations on or off that particular Property. The Company shall not be liable for any values lost in processing under sound processing practices and procedures, and no royalty shall be payable to the Consultant with respect thereto. No production royalty shall be payable to the Consultant for or with respect to reasonable quantities of minerals which are not sold by the Company but are used by the Company for assaying, treatment amenability, metallurgical or other analytical processes or procedures.

2.4

Commingling. The Company shall have the right of mixing or commingling, at any location and either underground or at the surface, any minerals mined from a Property with any ores, metals, minerals, or mineral products mined from other lands, provided that the Company shall determine the weight or volume of, sample and analyze all such ores, metals, minerals and mineral products before the same are so mixed or commingled.

EXHIBIT B

To that Consulting Agreement Between
Lake Victoria Mining Company, Inc.
and
Misac Noubar Nabighian dated October 7, 2010.

Any such determination of weight or volume, sampling and analysis shall be made in accordance with sound and generally accepted sampling and analytic practices and procedures. The weight or volume and the analysis so derived shall be used as the basis of allocation of production royalties payable to the Consultant hereunder in the event of a sale by the Company of materials so mixed or commingled.

2.5

Statements and Payments. Each production royalty payment due the Consultant hereunder shall be made within forty-five (45) days after the end of the calendar quarter during which minerals are sold. Each such payment shall be accompanied by an itemized statement setting forth all facts and figures necessary in order to verify the accuracy of the amount of the payment. Each production royalty payment due the Consultant shall be made by a single check made payable to a single person or entity or to such other persons or entities as may be designated in writing by the Consultant as the payees for purposes of payments due the Consultant under this Agreement. Anything to the contrary in this Agreement notwithstanding, the Company shall not be in default hereunder for failure to make any payment the Consultant in timely fashion if the Consultant fails or refuses to give the Company written notice designating the persons or entities to be the payees named on each and every check to be sent to the Consultant by the Company hereunder, and the Company shall have no duty with respect to the disbursement or application of any payments to the Consultant after such payments are made in accordance with this Section 2.5.

2.6

Audit. In accordance with Section 4.5 of the Agreement, the Consultant shall have a period of ninety (90) days after the receipt by the Consultant of each royalty statement to give the Company notice of any objection by the Consultant thereto. If the Consultant fails to object to a particular statement within ninety (90) days after the receipt by the Consultant thereof then, subject only to the provisions of Section 2.7 ("Adjustments") of this Exhibit B, the accuracy of such statement and the amount of any payment transmitted therewith shall be conclusive with respect to the Consultant. If the Consultant objects to the accuracy of a particular statement or the amount of the payment transmitted thereby within ninety (90) days after the statement is received by the Consultant or the Consultant's representative, a certified public accountant, or other accounting expert, mutually acceptable to the parties and retained by the Consultant may promptly audit the Company's relevant books and records at an office selected by the Company and during the Company's normal business hours. Any such audit shall be made at the sole expense of the Consultant if the audit determines that the payment in question was accurate to within two percent (2%). Any such audit shall be made at the sole expense of the Company if the audit determines that the payment in question was inaccurate by more than three percent (3%). In any case, the payment in question shall be adjusted to reflect the results of the audit.

EXHIBIT B

To that Consulting Agreement Between
Lake Victoria Mining Company, Inc.
and
Misac Noubar Nabighian dated October 7, 2010.

2.7

Adjustments. Any charges, costs or expenses or any adjustments thereto which are actually made and given to the Company by a purchaser, shipper, processor or other creditor that were not taken into account in a statement to the Consultant which accompanied a preceding production royalty payment shall be taken into account in determining the amount of the next production royalty payment, but no such charges or adjustments shall otherwise affect the conclusiveness of preceding statements or payments.

EXHIBIT C

To that Consulting Agreement Between
Lake Victoria Mining Company, Inc.
 and
Misac Noubar Nabighian dated October 7, 2010

Disputes to be Resolved by Arbitration. All disputes between the parties, their successors and assigns, arising under this Agreement, which the parties are unable to resolve within thirty (30) days, shall:

          (a)      First be referred for resolution to the president of the Company and the Consultant after a written request (notice) by either party. If the referral to the president is unsuccessful in resolving the dispute within thirty (30) days or such extended period as the parties may mutually agree, then either party may:

          (b)      Refer the dispute, controversy or claim for mediation or conciliation by a mediator/conciliator mutually agreed to by the parties within fifteen (15) days after a written request (notice) by either party. If the parties are unable to agree on a mediator, they shall be deemed to have waived their right to mediation. If the mediation or conciliation is unsuccessful in resolving the dispute within thirty (30) days or such extended period as the parties may mutually agree, then either party may at any time thereafter:

          (c)      Refer the dispute, controversy or claim for settlement by arbitration by written demand of any party. To demand arbitration, any party (the "demanding party") shall give written notice to the other party (the "responding party"). Such notice shall specify the nature of the issues in dispute, the monetary amount involved, and the remedy requested. Within twenty (20) days, of the receipt of the notice, the responding party shall answer the demand in writing, specifying the issues that party disputes. Unless the parties mutually agree on one arbitrator, each party shall select one qualified arbitrator within ten (10) days of the responding party's answer. Each of the arbitrators shall be a disinterested person that is qualified by education and experience to hear and determine the issues to be arbitrated. The arbitrators so chosen shall select a neutral arbitrator within ten (10) days of their selection. If the named arbitrators cannot agree on a neutral arbitrator, the arbitrators shall make application to any court of competent jurisdiction in the State of Colorado with a copy to both parties requesting that the court select and appoint the third arbitrator. The court's decision shall be final and binding on the parties. If either party does not name an arbitrator, the arbitrator named by the other party shall serve as the sole arbitrator. Immediately upon appointment of the third arbitrator, each party shall present in writing to the panel of three arbitrators (with a copy to the other party) their statement of the issues in dispute. Any questions of whether a dispute should be arbitrated under this Section/Exhibit shall be decided by the arbitrators. The arbitrators, as soon as possible, but not more than thirty (30) days after their appointment, shall meet in the Denver, Colorado metro area at a time and place reasonably convenient for the parties after giving each party at least fifteen (15) days notice. The arbitration hearing shall be conducted in accordance with the Colorado Uniform Arbitration Act in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended, but the parties do not intend that the arbitration process be administered by the American Arbitration Association.

That is, the parties shall have the right to perform the arbitration in a private, informal manner by a mutually acceptable party who shall be independent from, but shall use and follow the Commercial Arbitration Rules of, the American Arbitration Association as a guide for the conduct of the arbitration procedure. In the event of a conflict between the provisions of this Agreement and the provisions of the Arbitration Act and Commercial Arbitration Rules and procedures, the provisions of this Agreement shall prevail. The failure of a party to appear at the hearing shall not operate as a default. The attendance of all arbitrators shall not be required at all hearings. Actions of the arbitrators shall be by majority vote. After hearing the parties in regard to the matter or matters in dispute, taking such evidence and making such other investigation as justice requires and as the arbitrators deem necessary, they shall decide all issues submitted to them within fifteen (15) business days thereafter and serve a written and signed copy of the award upon each party. Such award shall be final and binding on the parties, and confirmation thereon may be applied for in any court of competent jurisdiction by any party. If the parties settle the dispute in the course of the arbitration, such settlement shall be approved by the arbitrator on the request of either party and become the award. Information shall be obtained in accordance with the rules of discovery under Colorado District Court Rules of Civil Procedure and, if information is required, sufficient time shall be allowed for a party to obtain said information. Fees and expenses of the arbitration shall be shared equally by the parties. Each party shall bear its own attorney's fees.

          (d)      Except as expressly provided herein and except for an action seeking injunctive or other equitable relief to enforce the provisions of this Agreement, no action may be brought in any court of law and EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.